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                                                                       EXHIBIT 2




                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                             KAYAK ACQUISITION CORP.


                                       AND


                                U.S. VISION, INC.


                                   DATED AS OF


                                  MAY 14, 2002


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                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 14, 2002, is by and between Kayak Acquisition Corp., a Delaware corporation (the "Purchaser"), and U.S. Vision, Inc., a Delaware corporation (the "Company"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in Appendix A attached hereto.


                                   BACKGROUND

         WHEREAS, a Special Committee of the Board of Directors of the Company formed on January 28, 2002 (the "Special Committee") has (i) considered the merger of the Purchaser with and into the Company (the "Merger") and the other Transactions, all upon the terms and provisions of and subject to the conditions set forth in this Agreement, and (ii) by resolutions duly adopted, recommended approval of this Agreement, the Merger and the other Transactions by the Board of Directors of the Company;

         WHEREAS, by resolutions duly adopted, the Board of Directors of the Company, subsequent to the recommendation of the Special Committee, has (i) determined that the Merger is advisable and in the best interests of the Company's stockholders other than the Purchaser Stockholders (as defined below), and (ii) approved this Agreement, the Merger and the other Transactions in accordance with the General Corporation Law of the State of Delaware, as amended from time to time (the "DGCL") and upon the terms and subject to the conditions set forth herein;

         WHEREAS, by resolutions duly adopted, the Board of Directors of the Purchaser has (i) determined that the Merger is advisable and in the best interests of its stockholders, and (ii) approved this Agreement, the Merger and the other Transactions in accordance with the DGCL and upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the Company and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Transactions.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 The Merger. Upon the terms and provisions of and subject to the conditions set forth in this Agreement and the certificate of merger (the "Certificate of Merger"), and in accordance with the applicable provisions of the DGCL, at the Effective Time, the Company and the Purchaser shall consummate the Merger pursuant to which (i) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, and (ii) the Company shall be the surviving company in the Merger (the "Surviving Company") and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, properties, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and the Purchaser shall become


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the debts, liabilities and duties of the Surviving Company. Pursuant to the
Merger, (i) the Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Company after the Effective Time, and thereafter may be amended in accordance with its terms and as provided by applicable law; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Company shall be amended to reflect that the name of the Company shall be U.S. Vision, Inc., and (ii) the By-laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Company after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by applicable law.

                  Section 1.2 Effective Time. On the Closing Date (as defined below), the parties shall cause the Merger to be consummated by causing a Certificate of Merger with respect to the Merger to be executed and filed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under applicable law. The Merger shall become effective at the time of filing of the Certificate of Merger or at such later time as is specified therein.

                  Section 1.3 Closing. The closing of the Merger shall take place at 10:00 a.m., local time, on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the second business day after satisfaction or waiver of all of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the "Closing Date"), at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103, or at such other time, date or place as the parties may agree in writing.

                  Section 1.4 Directors and Officers of the Surviving Company. The members of the Board of Directors of the Purchaser immediately prior to the Effective Time and the officers of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the members of the Board of Directors and officers, respectively, of the Surviving Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws of the Surviving Company. If, at the Effective Time, a vacancy shall exist on the Company's Board of Directors or in any office of the Surviving Company, such vacancy may thereafter be filled in the manner provided by applicable law.

                  Section 1.5 Subsequent Actions. At and after the Effective Time, the Surviving Company shall take all action as shall be required in connection with the Merger, including, but not limited to, the execution and delivery of any further deeds, assignments, instruments or documents as are necessary or desirable to carry out and effectuate the Transactions.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON CAPITAL STOCK OF
                          THE COMPANY AND THE PURCHASER

                  Section 2.1 Cancellation of Company Common Stock Owned by the Purchaser; Cancellation of Purchaser Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock that are owned by the Purchaser shall automatically be canceled and retired and shall cease to exist and no consideration shall be paid with respect thereto. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all shares of Purchaser Common Stock shall automatically be canceled and retired and shall cease to exist and no consideration shall be paid with respect thereto.


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                  Section 2.2 Conversion of Shares for Merger Consideration;
Converted Shares; Treasury Shares.

                  (a) Subject to Section 2.4, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Share outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive, and each certificate, which immediately prior to the Effective Time represented such Shares, shall evidence solely the right to receive from the Purchaser, $4.25 in cash (the "Merger Consideration") payable, without interest, upon surrender of the certificates formerly representing such Shares. Each fractional share outstanding immediately prior to the Effective Time shall be rounded up to the nearest whole number and shall automatically be converted into the right to receive from the Purchaser the Merger Consideration, without interest.

                  (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Converted Share outstanding immediately prior to the Effective Time shall automatically be converted into and shall become one duly authorized, validly issued, fully paid and non-assessable share of Surviving Company Common Stock upon the surrender of the certificates previously representing such Converted Shares.

                  (c) All Treasury Shares shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and retired and shall cease to exist and no consideration shall be paid with respect thereto.

                  Section 2.3 Options and Warrants.

                  (a) At least 30 days before the Effective Time, the Board of Directors of the Company shall (i) adopt resolutions providing that each Option (other than a Converted Option) outstanding immediately prior to the Effective Time shall (A) become fully vested and exercisable as of immediately prior to the Effective Time, (B) entitle the holder, without payment of the exercise price for Shares subject to such Option, to receive in cash, without interest, from the Surviving Company at the Closing, an amount equal to the product of (I) the number of unissued Shares subject to such Option, and (II) the excess, if any, of the Merger Consideration over the per-share exercise price for Shares subject to such Option, such product to be reduced by the amount of withholding or other taxes required by law to be withheld with respect to the exercise of such Option, and (C) be cancelled as of the Effective Time if such Option is not exercised immediately prior to the Effective Time; and (ii) provide, or cause to be provided, to the holder of each Option (other than a Converted Option), a notice of cancellation of such Option as of the Effective Time and the right of the holder to exercise such Option as of immediately prior to the Effective Time provided notice of such exercise is given by the Option holder to the Company during the 30-day period preceding the Effective Time.

                  (b) Except as provided in Section 2.3(d) below, as of the Effective Time, each outstanding Converted Option granted by the Company, whether or not then exercisable, shall be modified to provide for cancellation as of the Effective Time in consideration of the holder of such Converted Option receiving from the Surviving Company a Subordinated Note of the Surviving Company in an amount equal to the product of (i) the number of unissued Shares subject to such Converted Option at the time of such cancellation, and (ii) the excess, if any, of the Merger Consideration over the per-share exercise price for Shares subject to such Converted Option at the time of such cancellation, such product to be reduced by the amount of withholding or other taxes required by law to be withheld with respect to the cancellation of such Converted Option and the receipt of the Subordinated Note of the Surviving Corporation.


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                  (c) Except as provided in Sections 2.3(d) below, as of the
Effective Time, each outstanding Warrant granted by the Company shall be cancelled as of the Effective Time in consideration of payment to the holder thereof, in cash, without interest, from the Surviving Company of an amount equal to the product of (i) the number of unissued Shares subject to such Warrant at the time of such cancellation, and (ii) the excess, if any, of the Merger Consideration over the per-share exercise price for Shares subject to such Warrant, such product to be reduced by the amount (if any) of withholding or other taxes required by law to be withheld with respect to amounts received upon the cancellation of such Warrant.

                  (d) Notwithstanding any other provision of this Section 2.3 to the contrary, payment of any consideration shall be withheld with respect to any Option, Converted Option or Warrant, as applicable, until the holder of such Option, Converted Option or Warrant, as applicable, shall have delivered to the Company any consent to the foregoing cancellation and payment that is required pursuant to the terms and conditions of any Option, Converted Option or Warrant, in a form reasonably satisfactory to the Purchaser and the Company.

                  Section 2.4 Exchange of Certificates.

                  (a) Paying Agent. The Purchaser shall designate a bank or trust company, reasonably satisfactory to the Company, to act as agent for the holders of the Shares, Options and Warrants in connection with the Merger to receive in trust the funds to which the holders of such Shares, Options and Warrants shall become entitled pursuant to Section 2.2 and Section 2.3 (the "Paying Agent"). On or prior to the Effective Time, the Purchaser shall deposit with the Paying Agent, or cause to be deposited with the Paying Agent, immediately available funds, for the benefit of such holders of Shares, Options and Warrants, the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.2 and Section 2.3. Such funds shall be invested as directed by the Purchaser or the Surviving Company pending payment thereof by the Paying Agent to the holders of the Shares, Options and Warrants. Earnings from such investments shall be the sole and exclusive property of the Purchaser and the Surviving Company, and no part of such earnings shall accrue to the benefit of the holders of the Shares, Options or Warrants.

                  (b) Exchange Procedures.

                      (i) Promptly after the Effective Time, and using commercially reasonable efforts to do so within three (3) Business Days thereafter, the Paying Agent shall mail to each holder of record of an outstanding certificate or certificates that immediately prior to the Effective Time represented Shares, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of such certificates to the Paying Agent and shall have such customary provisions not inconsistent with this Agreement as the Purchaser may reasonably specify) and (B) instructions for use in effecting the surrender of each certificate in exchange for payment of the Merger Consideration. Upon surrender of a certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Purchaser or the Surviving Company, together with such letter of transmittal, duly executed, the holder of such certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such certificate, and the certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrue on the Merger Consideration.

                      (ii) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered certificate is registered, it shall be a condition of payment that the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required


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by reason of the payment of the Merger Consideration to a Person other than the registered holder of the certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Company that such tax either has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.4, each certificate shall be deemed, for all corporate purposes, at any time after the Effective Time, to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.4.

                      (iii) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II; provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Company a written indemnity agreement in form and substance reasonably satisfactory to the Surviving Company and which is customary in such instances and, if deemed reasonably advisable by the Surviving Company, a bond in such sum as the Surviving Company may reasonably direct as indemnity against any claim that may be made against the Surviving Company with respect to such certificate claimed to have been lost, stolen or destroyed.

                      (iv) Until surrendered as contemplated by this Section 2.4, each certificate formerly representing the Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration for each such Share.

                      (v) Subject to the provisions of the DGCL, all cash paid upon the surrender for exchange of certificates formerly representing Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares exchanged for cash theretofore represented by such certificates.

                  (c) Transfer Books; No Further Ownership Rights. At the Effective Time, the stock, option and warrant transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares, Options or Warrants on the records of the Company. From and after the Effective Time, the holders of certificates and/or grant or other agreements evidencing ownership of the Shares, Options or Warrants, as the case may be, outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, Options or Warrants, as the case may be, except as otherwise provided for herein or by applicable law.

                  (d) Termination of Fund; No Liability. At any time following the day which is twelve (12) months after the Effective Time, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any funds (including any earnings received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of certificates, and thereafter such holders shall be entitled to look only to the Surviving Company (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Company nor the Paying Agent shall be liable to any holder of a certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  Section 2.5 Dissenting Shares.

                  (a) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares, if any, shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 2.2, but the holder thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to


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Section 262 of the DGCL shall receive payment therefor from the Surviving
Company in accordance with the DGCL, and any portion of the Merger Consideration deposited with the Paying Agent to pay for such shares shall be returned to the Surviving Company upon demand; provided, however, that if any such holder of Dissenting Shares (i) shall have failed to establish such holder's entitlement to relief as a dissenting stockholder as provided in Section 262 of the DGCL,
(ii) shall have effectively withdrawn such holder's demand for relief as a dissenting stockholder with respect to such Dissenting Shares or lost such holder's right to relief as a dissenting stockholder and payment for such holder's Dissenting Shares under Section 262 of the DGCL, or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Dissenting Shares within the time provided in
Section 262 of the DGCL, if applicable, such holder shall forfeit the right to relief as a dissenting stockholder with respect to such shares, and each such share shall be converted into the right to receive the Merger Consideration without interest thereon, from the Surviving Company as provided in Section 2.2.

                  (b) Notwithstanding the provisions of Section 2.5(a), if any holder of shares of Company Common Stock who demands appraisal of his or her shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time or upon the occurrence of such event, whichever later occurs, such holder's shares of Company Common Stock shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.2, without interest, upon surrender of the certificate or certificates representing such shares pursuant to Section 2.4.

                  (c) The Company shall give the Purchaser (i) prompt notice of any written demands for payment of the fair value of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served on the Company pursuant to the DGCL received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of the Purchaser, the Company shall not voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands.

                  Section 2.6 Withholding Rights. The Purchaser and the Surviving Company shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Warrants or Options, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

                  Section 2.7 Certain Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split, reverse stock split, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares, Options and Warrants the same economic effect as contemplated by this Agreement.

                                   ARTICLE III

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

                  Except (i) as set forth in the Disclosure Schedule (each section of which qualifies only the correspondingly numbered representation and warranty as specified therein), (ii) as disclosed in the


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Company SEC Documents, or (iii) as referenced in the particular section of this
Article III to which exception is being taken, the Company represents and warrants to the Purchaser as follows:

                  Section 3.1 Organization; Qualification.

                  (a) The Company and each Subsidiary (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its state of organization, and (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

                  (b) The Company and each Subsidiary is duly qualified to do business as a foreign corporation in good standing in the jurisdictions listed in the Disclosure Schedule, which include every jurisdiction in which the property owned, leased or operated by it or the conduct of its business makes such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

                  (c) The Company has, prior to the date of this Agreement, made available to the Purchaser true, complete and correct copies of the Company's Certificate of Incorporation, as amended, and the Company's By-Laws, as amended, and the comparable governing documents of each Subsidiary, in each case as amended and in full force and effect as of the date of this Agreement.

                  Section 3.2 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of capital stock, 15,000,000 shares of which are Company Common Stock, of which, 7,802,942 shares are issued and outstanding, and 5,000,000 shares of which are preferred stock, none of which, are issued and outstanding. There are reserved for issuance pursuant to a Company Stock Option Plan or pursuant to securities exercisable for, or convertible into or exchangeable for 2,105,500 shares of Company Common Stock, of which 1,653,920 unexercised options or warrants are issued and outstanding. To the Knowledge of the Company, all of such outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued upon the exercise of outstanding Options and Warrants will be, when issued in accordance with the term thereof, duly authorized, validly issued, fully paid and nonassessable. To the Knowledge of the Company, no shares of capital stock of the Company are subject to preemptive rights or any other similar rights of the stockholders of the Company or any Liens imposed through the actions or failure to act of the Company. Other than as set forth in the Disclosure Schedule, to the Knowledge of the Company, there are no (i) outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, securities or rights relating to or convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, or (ii) other commitments or rights of any character whatsoever relating to the issuance of, or arrangements by which the Company or any Subsidiary is or may become bound to, issue additional shares of capital stock of the Company or any Subsidiary.

                  Section 3.3 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, have been duly authorized by the Board of Directors of the Company and, except for obtaining the Stockholder Approval (as defined below), no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the Transactions (other than the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by the Purchaser, is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by


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applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

                  Section 3.4 Board Approvals Regarding Transactions. By resolutions duly adopted, the Company's Board of Directors, subsequent to the recommendation of the Special Committee, has (i) determined that the Merger is advisable and in the best interests of the Company's stockholders other than the Purchaser Stockholders, (ii) approved this Agreement, the Merger and the other Transactions in accordance with the DGCL and upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement, and none of the aforesaid actions by the Company's Board of Directors has been amended, rescinded or modified. No business combination, control share acquisition or other state takeover statute, other than as set forth in Sections 203 and 262 of the DGCL, if applicable, will impose any procedural, voting or other restrictions on any of the Transactions.

                  Section 3.5 Vote Required. The affirmative vote of the holders of at least sixty-six and two-thirds (66 2/3) percent of the votes entitled to be cast by the holders of the Company Common Stock, other than the Purchaser Stockholders (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the Merger.

                  Section 3.6 Consents and Approvals.

                  (a) Except as disclosed in the Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Company or similar organizational documents of any Subsidiary.

                  (b) Except as disclosed in the Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will require any filing or registration with, or permit, authorization, consent or approval of, or notice to any Governmental Entity, except for (A) any required filing of a premerger notification and report form by the Company under the HSR Act, (B) the filing with the SEC of the Proxy Statement, a Rule 13E-3 Transaction Statement on
Schedule 13E-3 (the "Schedule 13E-3") and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (C) any registration, filing or notification required pursuant to state securities or "blue sky" laws, and (D) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

                  Section 3.7 Litigation. To the Knowledge of the Company, there is no action, suit, inquiry, proceeding or investigation by or before any Governmental Entity pending or threatened against or involving or affecting the Company or any Subsidiary that, individually or in the aggregate, (i) would reasonably be expected to have a Material Adverse Effect, or (ii) would reasonably be expected to impair the ability of the Company to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the Transactions.

                  Section 3.8 Information in Proxy Statement and Schedule 13E-3. Except for information supplied or to be supplied by or on behalf of the Purchaser, all information in (a) the Schedule 13E-3, and (b) the Proxy Statement will not, in the case of the Schedule 13E-3 and each amendment or supplement thereto as of the date thereof and as of the Effective Time, and in the case of


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the Proxy Statement, either at the date mailed to the Company's stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company represents and warrants further that each of the Proxy Statement and the Schedule 13E-3, except for information supplied or to be supplied by or on behalf of the Purchaser, will comply in all material respects with all applicable provisions of the Exchange Act.

                  Section 3.9 Brokers or Finders. To the Knowledge of the Company, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers', finder's, financial advisor's fee or other commission or similar fee in connection with any of the Transactions, except as set forth in the Disclosure Schedule.

                  Section 3.10 Disclaimer of Implied Representations and Warranties. Except for the representations and warranties given or made by the Company in this Agreement, or given or made in any other document, instrument or agreement executed by the Company pursuant to this Agreement, the Company hereby disclaims any and all implied representations and warranties.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

                  The Purchaser represents and warrants to the Company that:

                  Section 4.1 Organization. The Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has full corporate power and authority to carry on its business as now being conducted and to own the properties and assets it now owns.

                  Section 4.2 Authorization; Validity of Agreement; Necessary Action. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Transactions, have been duly authorized by the Board of Directors and the stockholders of the Purchaser and no other corporate action on the part of the Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement or the consummation of the Transactions. This Agreement has been duly executed and delivered by the Purchaser and, assuming due and valid authorization, execution and delivery thereof by the Company, is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

                  Section 4.3 Consents and Approvals; No Violations.

                  (a) None of the execution, delivery or performance of this Agreement by the Purchaser, the consummation by the Purchaser of the Transactions or compliance by the Purchaser with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any notice requirement, right of termination, amendment, cancellation or acceleration) or loss of any benefit under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule, regulation, permit or license applicable to the Purchaser or any of its properties or assets, except in the case of the foregoing clauses (ii) and (iii) such violations, breaches, defaults, losses of creations of Liens that, individually or in the aggregate, would not reasonably be expected to impair the ability of the Purchaser to perform its obligations under this Agreement.

                  (b) None of the execution, delivery or performance of this Agreement by the Purchaser, the consummation by the Purchaser of the Transactions or compliance by the Purchaser with any of the provisions of this Agreement will require any filing or registration with, or permit, authorization, consent or approval of, or notice to any Governmental Entity, except for (A) any required filing of a premerger notification and report form by the Company under the HSR Act, (B) the filing with the SEC of the Proxy Statement, the Schedule 13E-3 and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, and (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

                  Section 4.4 Information in Proxy Statement and Schedule 13E-3. None of the information supplied or to be supplied in writing by or on behalf of the Purchaser for inclusion in the Proxy Statement or in the Schedule 13E-3 will, in the case of the Schedule 13E-3 and each amendment or supplement thereto as of the date thereof and as of the Effective Time, and in the case of the Proxy Statement, either at the date mailed to the Company's stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Purchaser represents and warrants further that the Proxy Statement and the Schedule 13E-3, as to information supplied or to be supplied in writing by or on behalf of the Purchaser, will comply in all material respects with all applicable provisions of the Exchange Act.

                  Section 4.5 Purchaser's Operations. The Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

                  Section 4.6 Brokers or Finders. To the Knowledge of the Purchaser, the Company has not engaged any agent, broker, investment banker, financial advisor or other firm or Person that is entitled or will be entitled to any brokers', finders', or financial advisor's fee or other commission or similar fee in connection with any of the Transactions, except as set forth in the Purchaser Disclosure Schedule. In addition, no agent, broker, investment banker, financial or other firm or Person retained or engaged by Purchaser or any of its Affiliates is entitled or will be entitled to any brokers', finders', or financial advisor's fee or other commission or similar fee in connection with any of the Transactions, except as set forth in the Purchaser Disclosure Schedule.

                  Section 4.7 Financing.

                  (a) Purchaser has delivered to the Company true and complete copies of (i) a letter and related term sheet, dated as of February 25, 2002 (collectively, the "Commerce Letter") from Commerce Bank, N.A. ("Commerce Bank"), in which Commerce Bank expresses its intent to provide the Company, with the other lenders named therein, a $15,000,000 term loan (the "Term Loan") and a $17,500,000 revolving line of credit (the "Revolver"), on the terms and conditions outlined in the Commerce Letter, for the purpose of providing financing for the Transactions; (ii) a letter of intent, dated March 21, 2002 (the "Vendor A Letter") from a vendor of the Company ("Vendor A"), in which Vendor A expresses its intent to provide the Company with a $3,000,000 advance, on the terms and conditions outlined in the Vendor A Letter, for the purpose of providing financing for the Transactions; and (iii) a letter of intent, dated as of April 11, 2002 (the "Vendor B Letter") from a vendor of the Company ("Vendor B"), in which Vendor B expresses its intent to provide the Company with a $6,000,000 marketing advance, on the terms and conditions outlined in the Vendor B Letter, for the purpose of providing financing for the Transactions (the Commerce Letter, the Vendor A Letter and the Vendor B Letter are collectively referred to as the "Commitment Letters"). The Vendor A Letter and the Vendor B Letter have been previously delivered to the Company. The Commerce Letter is attached to and described in the Purchaser Disclosure Schedule. Purchaser will deliver to the Company correspondence (the "Commerce Consent") from Commerce Bank, in which Commerce Bank has authorized the Company to use up to $2,400,000 from the Revolver to finance the Transactions (the Commitment Letters, the Revolver and the Commerce Consent shall be collectively referred to herein as the "Financing Arrangements").

                  (b) The Financing Arrangements, if concluded in accordance with their terms, will provide sufficient financing to consummate the Transactions, including, without limitation, the payment of the Merger Consideration and the aggregate Net Amount, and to pay all fees and expenses related to the Transactions. Purchaser has no Knowledge of any existing facts or existing circumstances that may cause the Company or the Purchaser, as the case may be, to be unable to consummate the Financing Arrangements or receive the financing called for therein. As of the date hereof, none of the Financing Arrangements has been amended or modified in any respect.

                  Section 4.8 Known Company Breach. Purchaser has no Knowledge of any breach of or inaccuracy in any representation or warranty of the Company contained in Article III.

                                    ARTICLE V

                                    COVENANTS

                  Section 5.1 Interim Operations of the Company. The Company covenants and agrees that during the period from the date of this Agreement to the Effective Time, except (i) as expressly contemplated by this Agreement, (ii) as set forth in the Disclosure Schedule, or (iii) as consented to in writing by the Purchaser after the date hereof (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each Subsidiary to, conduct its businesses only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, use its commercially reasonable efforts to (A) preserve its business organization intact, (B) keep available the services of its current officers and employees, and (C) maintain its existing relations with material customers, suppliers, creditors, business partners and others having material business dealings with it. Without limiting the generality of the foregoing, and subject to exceptions set forth in clauses
(i) through (iii) above, during the period from the date of this Agreement to the Effective Time the Company shall not and shall not permit any Subsidiary to:

                  (a) (i) amend or propose to amend its Certificate of Incorporation or By-Laws or similar organizational documents (other than in the case of any Wholly-Owned Company Subsidiary), (ii) except as required for issuances of any class or series of its capital stock by any directly or indirectly Wholly-Owned Company Subsidiary to its parent in the ordinary course of business consistent with past practice, issue, sell, grant, transfer, or subject to any Lien any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, or any stock or phantom appreciation rights or performance share awards or other rights to receive Shares other than (x) the issuance of shares of Company Common Stock reserved for issuance on the date hereof pursuant to the exercise in accordance with their present terms of (A) Options and (B) Warrants, in each case to the extent outstanding on the date hereof, and (y) the issuance of shares of Company Common Stock in accordance with past practice pursuant to the terms of the Company Stock Option Plan as in effect on the date of this Agreement, (iii) declare, set aside or pay any dividend or make any other actual, constructive or deemed distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, other than the declaration, setting aside or payment of cash dividends from any Wholly-Owned Company Subsidiary to its parent consistent with past practice, (iv) split, combine or reclassify any shares of any class or series of its stock or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

                  (b) except as permitted by Section 5.2 hereof, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary(other than the Merger);

                  (c) other than as contemplated by this agreement or in connection with inter-company indebtedness between the Company and any of its Wholly-Owned Company Subsidiaries or between any Subsidiary or except if the amount of any of the following items does not exceed $75,000.00 in the aggregate: (i) incur or assume any long-term debt or incur or assume any short-term indebtedness, (ii) modify the terms of any indebtedness or other liability, other than under its existing line of credit and modifications of short term debt in the ordinary course of business consistent with past practice, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (iv) make any loans, advances or capital contributions to, or investments in, any other Person;

                  (d) (i) make or agree to make any capital expenditures in excess of $75,000.00 in the aggregate (not including new store openings), (ii) enter into any agreement that would be a Material Agreement had such agreement been entered into prior to the date hereof, (iii) modify, amend or terminate any of its Material Agreements or waive, release or assign any material rights or claims thereunder, or (iv) enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's or any Subsidiary's ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's or any Subsidiary's activities;

                  (e) (i) enter into any collective bargaining agreement, (ii) increase by greater than five (5%) over the prior fiscal year the compensation, including bonuses, payable or to become payable to any of its officers (i.e. vice presidents and above) or directors, (iii) enter into or amend any employment, severance, retention, consulting, termination or other agreement with, or grant any additional retention, severance or termination pay to, any of its officers, directors or employees, (iv) adopt any employee benefit plan if such adoption would create or increase any liability or obligation on the part of the Company or any Subsidiary or, except as required by law, amend any Plan,
(v) except as contemplated by this Agreement, amend the terms of any Option,
(vi) change the manner in which contributions to any pension or retirement plan are made or the basis on which such contributions are determined (including actuarial assumptions used to calculate funding obligations) or (vii) make any loans to any of its officers, directors, employees, Affiliates, agents or consultants;

                  (f) acquire or enter into any agreement or transaction relating to the acquisition, by merger, consolidation with or the purchase of a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

                  (g) transfer, lease (as lessor), license (as licensor), sell, dispose of or subject to any Lien (including securitization) any assets, except in the ordinary course of business; or

                  (h) except as contemplated by this Agreement or except in an amount not to exceed $50,000.00 in the aggregate, pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, of claims, liabilities or obligations reflected or disclosed in the Balance Sheet (or the notes thereto) or incurred since the Balance Sheet Date;

                  (i) permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without notice to the Purchaser;

                  (j) (A) change any of the accounting methods used by it unless required by GAAP or (B) make any material tax election or change any material tax election already made, adopt any material tax accounting method, change any material tax method unless required by GAAP or any Governmental Entity, law or regulation, enter into any closing agreement or settle or compromise any material Tax claim or assessment or waive the statute of limitations in respect of any such material Tax claim or assessment;

                  (k) except as permitted by Section 5.2 hereof, take, or agree to commit to take, any action which it believes when taken would cause any representation or warranty of the Company contained herein that is qualified as to materiality from being untrue or inaccurate in any respect or any such representation or warranty that is not so qualified from being untrue or inaccurate in any material respect or that would materially impair the ability of the Company to consummate any of the Transactions in accordance with the terms of this Agreement or materially delay such consummation; and

                  (l) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

                  Section 5.2 No Solicitation of Competing Transaction.

                  (a) Neither the Company nor any Subsidiary shall (and the Company shall not authorize the officers, directors, employees, representatives and agents of the Company or any Subsidiary, including, but not limited to, investment bankers, attorneys and accountants, to), directly or indirectly through any other Person, (i) solicit, initiate or encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate any Acquisition Proposal, or afford access to the properties, books or records of the Company or any Subsidiary to any Person or group in connection with any Acquisition Proposal, or (ii) participate in or initiate discussions or negotiations concerning any Acquisition Proposal; provided, however, that nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Company's Board of Directors or the Special Committee from (A) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (B) making such disclosure to the Company's stockholders as, in the good faith judgment of the Company's Board of Directors or the Special Committee, after receiving advice from outside counsel, is reasonably expected to be required under applicable law, provided that the Company may not, except as permitted by Section 5.2(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement concerning any Acquisition Proposal, or (C) making inquiries reasonably designed to determine whether the Acquisition Proposal could reasonably be expected to constitute a superior transaction to the Merger from a financial point of view to the stockholders of the Company other than the Purchaser Stockholders and is reasonably capable of being funded and consummated. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the Effective Time, the Company may furnish information (including non-public information) concerning its business, properties or assets to any Person or group pursuant to customary confidentiality agreements, and may negotiate and participate in discussions and negotiations with such Person or group concerning an Acquisition Proposal if: (x) such Person or group has, on an unsolicited basis (and otherwise in the absence of a breach by the Company of the provisions of this
Section 5.2(a)), submitted a bona fide written proposal to the Company, the Company's Board of Directors or the Special Committee relating to any such Acquisition Proposal which the Special Committee determines in good faith could reasonably be expected to constitute a superior transaction to the Merger from a financial point of view to the stockholders of the Company other than the Purchaser Stockholders and is reasonably capable of being funded and consummated, and (y) in the good faith judgment of the Company's Board of Directors or the Special Committee such action is reasonably expected to be required to discharge its fiduciary duties to the Company's stockholders under applicable law, determined only after receipt of legal advice of legal counsel to the Company's Board of Directors or the Special Committee that the failure to provide such information or access or to engage in such discussions or negotiations may cause the Company's Board of Directors or the Special Committee to violate its fiduciary duties to the Company's stockholders under applicable law.

                      The Company will promptly notify the Purchaser of the existence of any Acquisition Proposal received by the Company, and the Company will promptly communicate to the Purchaser the terms of any Acquisition Proposal which it may receive and the identity of the party making such proposal. The Company will keep the Purchaser informed of the status and details (including amendments or proposed amendments) of any such Acquisition Proposal.

                  (b) Except as set forth in this subsection (b), neither the Company's Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser, the approval or recommendation by the Company's Board of Directors or any such committee this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal, or (iii) cause the Company (or any Subsidiary) to enter into any letter of intent, agreement in principle or agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Company, in response to a Superior Proposal which did not otherwise result from a breach of Section 5.2(a), may terminate this Agreement in order to enter into a letter of intent, agreement in principle or agreement with respect to a Superior Proposal, but only at a time that is prior to the Effective Time and is after the fifth (5th) Business Day following the Purchaser's receipt of written notice from the Company advising the Purchaser that the Company has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal; provided, however, that prior to such termination the Company shall have caused its financial and legal advisors to negotiate with the Purchaser; and, provided, further, however, that prior to such termination the Purchaser has not made a bona fide written proposal to the Company, the Company's Board of Directors or the Special Committee that the Company's Board of Directors or the Special Committee determines in good faith after consulting with its legal and financial advisors is (i) reasonably capable of being funded and consummated, and (ii) at least as favorable to the stockholders of the Company other than the Purchaser Stockholders as the Superior Proposal which the Company proposes to accept.

                  Section 5.3 Special Meeting.

                  (a) The Company, acting through its Board of Directors, shall, in accordance with applicable law, as promptly as practicable following the execution of this Agreement:

                      (i) duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon adoption of this Agreement (the "Special Meeting"). Notwithstanding the foregoing, if prior to the scheduled date of the Special Meeting the Special Committee determines that it has received an Acquisition Proposal that constitutes a Superior Proposal, then the Company may postpone the Special Meeting for up to thirty (30) Business Days;

                      (ii) prepare and file with the SEC a preliminary form of the Proxy Statement and a Schedule 13E-3 relating to the Merger and this Agreement (which Proxy Statement and Schedule 13E-3 shall include all information concerning the Company and the Purchaser required to be set forth therein pursuant to the Exchange Act) and use commercially reasonable efforts to obtain and furnish the information required by the SEC to be included in the Proxy Statement and the Schedule 13E-3 and, after consultation with the Purchaser, to respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement and the Schedule 13E-3;

                      (iii) file a definitive form of the Proxy Statement and any amendments or supplements to the Schedule 13E-3 reflecting compliance with comments and requests of the SEC in accordance with the Exchange Act as the Company shall deem appropriate after consultation with the Purchaser;

                      (iv) as promptly as practicable after the Proxy Statement and the Schedule 13E-3 have been cleared by the SEC, cause a definitive Proxy Statement, including any amendment or supplement thereto, to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement and the Schedule 13E-3 will be made by the Company without consultation with the Purchaser and its counsel and shall include therein (A) the recommendation of the Company's Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement, except as may be otherwise required for the Company's Board of Directors to comply with its fiduciary duties to stockholders imposed by law as advised by legal counsel, and (B) the Fairness Opinion;

                      (v) use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Merger and shall take all other action reasonably necessary to secure any vote of its stockholders required under the DGCL and its Certificate of Incorporation and By-Laws to effect the Merger.

                  (b) Each party shall provide promptly to the other party all information concerning its (and its subsidiaries' and Affiliates') business, financial condition and affairs as may be necessary or reasonably required in connection with the preparation or filing of the Proxy Statement and the
Schedule 13E-3 and shall otherwise cooperate and cause its representatives to cooperate with the other party's representatives in the preparation and filing of the Proxy Statement and the Schedule 13E-3. The Company and the Purchaser shall use commercially reasonable efforts to cause the Proxy Statement and the
Schedule 13E-3 to be completed as soon as practicable and to distribute copies of the Proxy Statement to the stockholders of the Company. After the execution of this Agreement and prior to the mailing of the Proxy Statement, and thereafter until the Closing Date, the Company and the Purchaser shall promptly advise each other of any facts or information which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3.

                  (c) Each of the Company and the Purchaser shall consult and confer with the other and the other's counsel regarding the Proxy Statement and the Schedule 13E-3 and each shall have the opportunity to comment on the Proxy Statement and the Schedule 13E-3 and any amendments and supplements thereto before the Proxy Statement and the Schedule 13E-3, and any amendments or supplements thereto, are filed with the SEC and before the Proxy Statement is mailed to Company stockholders. Company shall and shall cause its counsel to provide a draft of the Proxy Statement and the Schedule 13E-3 to the counsel for the Purchaser within five (5) Business Days from the execution of this Agreement. Purchaser shall and shall cause its counsel to provide comments on the Proxy Statement and the Schedule 13E-3 to the counsel for the Company within five (5) Business Days of receipt of the draft Proxy Statement and Schedule 13E-3 from Company counsel. Each of the Company and the Purchaser will provide to the other copies of all correspondence between it (or its advisors) and the SEC relating to the Proxy Statement and the Schedule 13E-3. The Company and the Purchaser agree that all telephonic calls and meetings with the SEC regarding the Proxy Statement and the Schedule 13E-3 and the Transactions shall include representatives of each of the Company and the Purchaser.

                  (d) At the Special Meeting, the Purchaser shall vote, or cause to be voted, all shares of Company Common Stock owned beneficially or of record by the Purchaser or any Subsidiary or Affiliate of the Purchaser in favor of the adoption of this Agreement.

                  (e) The Company covenants that, except for information supplied or to be supplied by or on behalf of the Purchaser, all information in
(a) the Schedule 13E-3, and (b) the Proxy Statement will not, in the case of the
Schedule 13E-3 and each amendment or supplement thereto as of the date thereof and as of the Effective Time, and in the case of the Proxy Statement, either at the date mailed to the Company's stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company covenants that each of the Proxy Statement and the
Schedule 13E-3, except for information supplied or to be supplied by or on behalf of the Purchaser, will comply in all material respects with all applicable provisions of the Exchange Act.

                  (f) The Purchaser covenants that the information supplied or to be supplied in writing by or on behalf of the Purchaser for inclusion in the Proxy Statement or in the Schedule 13E-3, will not, in the case of the Schedule 13E-3 and each amendment or supplement thereto as of the date thereof and as of the Effective Time, and in the case of the Proxy Statement, either at the date mailed to the Company's stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Purchaser covenants that the Proxy Statement and the Schedule 13E-3, as to information supplied or to be supplied in writing by or on behalf of the Purchaser, will comply in all material respects with all applicable provisions of the Exchange Act.

                  Section 5.4 Access to Information; Confidentiality.

                  (a) The Company shall (and shall cause each Subsidiary to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of the Purchaser, reasonable access during normal business hours during the period prior to the Effective Time, to all of its officers, accountants, properties, offices and other facilities, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each Subsidiary to) furnish promptly to the Purchaser (i) a copy of each report, schedule, and other document filed or received by it during such period pursuant to the requirements of federal securities laws, and (ii) all other information concerning its business, properties and personnel as the Purchaser may reasonably request.

                  (b) Notwithstanding termination of this Agreement, the Purchaser will cause its officers, employees, accountants, counsel, financial advisers and other representatives, Subsidiaries and Affiliates to keep, all Confidential Information (as defined below) confidential and not to disclose any Confidential Information to any Person other than its directors, officers, employees, Affiliates, representatives or agents, and then only on a confidential basis; provided, however, that the Purchaser may disclose Confidential Information (i) as required by applicable law, rule, regulation or valid judicial process, (ii) to its attorneys, accountants, financial advisors and lenders on a confidential basis, and (iii) as required by any Governmental Entity; provided, however, that the Purchaser will cooperate with the Company so that the Company may seek a protective order or other appropriate remedy. For purposes of this Agreement, "Confidential Information" shall include all information about the Company; provided, however, that Confidential Information does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by the Purchaser, its attorneys, accountants, financial advisors, Subsidiaries or Affiliates not permitted by this Agreement, (B) becomes available to the Purchaser on a non-confidential basis from a Person other than the Company who, to the Knowledge of the Purchaser, is not otherwise bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting the relevant information to the Purchaser. In the event of termination of this Agreement for any reason, the Purchaser shall promptly destroy all Confidential Information without retaining any copy thereof and the Purchaser will, and will cause its attorneys, accountants, financial advisors, Subsidiaries and Affiliates to, promptly destroy all copies of any analyses, compilations, studies or other documents, records or data prepared by or on behalf of the Purchaser, which contain or otherwise reflect or are generated from the Confidential Information, and a duly authorized officer of the Purchaser will certify in writing to the Company that it has destroyed all the Confidential Information in its possession and the Purchaser will request written confirmation from each of its attorneys, accountants, financial advisors, Subsidiaries and Affiliates that they have destroyed all the Confidential Information in their possession, and the Purchaser will forward a copy of each such written confirmation to the Company.

                  Section 5.5 Commercially Reasonable Efforts.

                  (a) Subject to the terms and conditions of this Agreement, the Purchaser and the Company agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Transactions as promptly as practicable following the execution hereof, including the taking of all actions necessary to obtain all approvals, consents, orders, exemptions or waivers of or by any third party.

                  (b) Subject to the terms and conditions of this Agreement and to any applicable laws, the parties hereto shall:

                      (i) as promptly as practical after the execution of this Agreement, (A) file any required notification with respect to the Transactions with any Governmental Entity and (B) thereafter promptly respond to all inquiries or requests for information or documents received from any Governmental Entity;

                      (ii) in connection with the Transactions, (A) consult with each of the parties with respect to all filings to be made by any party to a Governmental Entity and any information which may be supplied by any party to a Governmental Entity; (B) promptly make any required submissions under the HSR Act other than those referred to in clause (i) above and promptly respond to all inquiries or requests received from the FTC or the Department of Justice for additional information or documents; (C) excluding information and materials which are subject to attorney client or work product privilege or which may not be disclosed due to confidentiality obligations, provide information to the other party which information would be considered reasonably necessary to accomplish any filings and, upon written request, provide copies of any filings; and (D) promptly inform the other parties of any communication from a Governmental Entity with respect to the Transactions and, where practical, permit the other party to review in advance any proposed communication to a Governmental Entity;

                      (iii) prior to any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry, consult with the other parties and, to the extent permitted by such Governmental Entity, give the other parties the opportunity to attend and participate, in each case to the extent practicable;

                      (iv) to the extent that transfers, amendments or modifications of permits or licenses granted by Government Entities (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, use commercially reasonable efforts to effect such transfers, amendments or modifications;

                      (v) not take any action after the date hereof that would reasonably be expected to materially delay the Closing or the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing; and

                      (vi) subject to the limitations set forth in Section 5.5(c) hereof, use commercially reasonable efforts (and cooperate amongst themselves with respect thereto) to contest and resist any action by any third party or Governmental Entity, whether by legislative, administrative or judicial action, that challenges or seeks to prevent or prohibit the consummation of the Transactions; provided that this Section 5.5(b)(vi) shall not be applicable to any Acquisition Proposals, which shall be subject to Section 5.2 hereof.

                  (c) each of the parties shall use their commercially reasonable efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain or delay the Closing including defending through litigation a motion for preliminary injunction asserted in any court by any third party, and (ii) take all steps necessary to avoid or eliminate any impediment under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of the Company (or any of the Subsidiaries) or otherwise take or commit to take any actions that may be reasonably required in order to avoid the entry of, or to effect the dissolution of any injunction, temporary restraining order, or other order in any suit or proceeding which would otherwise have the effect of preventing or delaying the Closing. Notwithstanding the foregoing this Section 5.5(c) shall not be applicable to any Acquisition Proposal, which shall be subject to Section 5.2 hereof.

                  (d) Notwithstanding the foregoing or any other provision of this Agreement, (i) nothing in this Section 5.5 shall limit a party's right to terminate this Agreement pursuant to Section 7.1 so long as such party has up to then complied with its obligations under this Section 5.5, and (ii) nothing in this Agreement shall be deemed to require any party hereto to commence any litigation against any Person in order to facilitate the consummation of any of the Transactions.

                  Section 5.6 Financing.

                  (a) Purchaser shall use its commercially reasonable efforts to satisfy the requirements of the Commitment Letters, execute definitive agreements related thereto and to obtain the funding contemplated by and on the terms contained in the Commitment Letters and in the Revolver or, if any such funds shall otherwise be unavailable, use commercially reasonable efforts to obtain alternative commitments for financing sufficient to consummate the Transactions. The Company shall fully cooperate with and assist the Purchaser in all reasonable respects in an effort to obtain the financing called for in the Commitment Letters and in the Revolver and shall take or cause to be taken all appropriate action in furtherance of such cooperation and assistance, including the preparation of any certificates or disclosure documents reasonably requested by the Purchaser in order to facilitate consummation of the financing. The obligations set forth in this
Section 5.6 shall not be construed to benefit or confer any rights upon any Person other than the parties hereto.

                  (b) Following the date hereof, any amendment, modification, termination or cancellation of any of the Financing Arrangements or any information which becomes Known to Purchaser which makes it unlikely that the financing will be obtained on the terms set forth in the Financing Arrangements, shall be promptly disclosed to the Company. The Purchaser shall keep the Company reasonably apprised of any discussions or communications with each Person providing financing for the Transactions.

                  Section 5.7 Publicity. The initial press release with respect to the execution of this Agreement shall be a Company press release drafted by the Company and reasonably acceptable to the Purchaser. Thereafter, until the Effective Time, or the date this Agreement is terminated or abandoned pursuant to Article VII, neither the Company, the Purchaser nor any of their respective Affiliates shall issue or cause the publication of any press release or otherwise make any public announcement with respect to the this Agreement or the Transactions without prior consultation with and review by the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market, in which case such party shall, prior to any such publication or announcement, consult with, and afford the opportunity to review to, the other parties.

                  Section 5.8 Notification of Certain Matters. The parties hereto shall give prompt notice to the other party hereto of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of any party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, and
(ii) any material failure of any party, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that, subject to the provisions of Section 5.12, the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to any party.

                  Section 5.9 State Takeover Laws. If any state takeover statute other than Section 203 of the DGCL becomes or is deemed to become applicable to the Agreement or any of the Transactions, the parties hereto shall use their commercially reasonable efforts to render such statute inapplicable to all of the foregoing.

                  Section 5.10 Option and Warrant Matters.

                  (a) Prior to the Effective Time, the Board of Directors (or, if appropriate, any applicable committee) of the Company shall adopt such resolutions or use reasonable efforts to take such actions as are necessary, subject, if necessary, to obtaining consents of the holders of the Options, Converted Options and Warrants, as applicable, to carry out the terms of Section 2.3.

                  (b) Except as may be otherwise agreed to in writing by the Purchaser and the Company, the Company shall take all actions that are reasonably necessary or appropriate so that the Company Stock Option Plan shall terminate as of the Effective Time.

                  Section 5.11 Disclosure Schedule Updates. Each of the parties hereto agrees that, with respect to the representations and warranties of the Company contained in Article III hereof, the Company shall have the continuing obligation until the Closing Date to supplement, modify or amend promptly the Disclosure Schedule with respect to (i) any matter occurring after the date hereof that, if existing or occurring on or before the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule (the "New Matters"), and (ii) other matters which are not New Matters but should have been set forth or described in the Disclosure Schedule as of the date hereof (the "Other Matters"). Any such supplement, modification or amendment (i) that reflects a New Matter shall qualify the Company's representations and warranties for all purposes of this Agreement, and (ii) that reflects one or more Other Matters shall not qualify any of the Company's representations or warranties for any purpose under this Agreement, and shall be provided solely for informational purposes. On or before the Closing Date, the Company will prepare and deliver to the Purchaser a copy of the Disclosure Schedule revised to reflect any supplement, modification or amendment required pursuant to this
Section 5.11. The Company shall use commercially reasonable efforts to deliver any such supplemented, modified or amended Disclosure Schedule to the Purchaser at least five (5) Business Days before the Closing Date. If no supplemented, modified or amended Disclosure Schedule satisfying the foregoing requirements is provided by the Company, the Disclosure Schedule as delivered upon the execution of this Agreement shall continue to apply.

                  Section 5.12 Indemnification and Insurance.

                  (a) The Purchaser agrees that (i) the Certificate of Incorporation and the By-Laws of the Surviving Company and its Subsidiaries immediately after the Effective Time shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the Certificate of Incorporation and By-Laws of the Company and its Subsidiaries, respectively, on the date of this Agreement and to the fullest extent permitted by applicable law, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights thereunder of persons who on or prior to the Effective Time were directors, officers, employees or agents of the Company or any Subsidiary (collectively, the "Indemnified Parties"), and (ii) all rights to indemnification as provided in any indemnification agreements with any current or former directors, officers, employees or agents of the Company or any Subsidiary as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time shall survive the Merger and thereafter terminate as provided in such agreements.

                  (b) For a period of three (3) years after the Effective Time, the Surviving Company shall maintain officers' and directors' liability insurance covering the Indemnified Parties (whether or not they are entitled to indemnification) on terms no less advantageous to such Indemnified Parties than the existing officers' and directors' insurance policies of the Company with coverage limits of not less than $5,000,000. The provisions of the immediately preceding sentence shall be satisfied by the purchase and full prepayment of policies that have been obtained by the Company and fully paid for by the Company prior to Closing which policies provide such Indemnified Parties with such coverage for an aggregate period of six (6) years after the Effective Time with respect to claims arising from facts or events that occurred on or before the Effective Time.

                  (c) The Surviving Company shall advance to the Indemnified Parties amounts needed to pay all reasonable expenses, including, without limitation, attorneys' fees and disbursements and costs of investigation, that may be incurred by any Indemnified Parties in enforcing the indemnity and other provisions provided for in this Section 5.12 to the fullest extent permitted by applicable law.

                  (d) In the event the Surviving Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, as a condition precedent to any such transaction, all necessary provisions shall be made so that the successors and assigns of the Surviving Company fully assumes all of the obligations set forth in this Section 5.12.

                  (e) This Section 5.12, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Company, the Surviving Company and the Indemnified Parties (and the heirs, successors and representatives of the Indemnified Parties), and shall be binding on all successors and assigns of the Purchaser and the Surviving Company and shall be enforceable by each Indemnified Party and their heirs, representatives, and any Person or entity referenced in this Section 5.12 or indemnified hereunder, each of whom may enforce the provisions of this Section 5.12 (whether or not parties to this Agreement). Without limiting the foregoing, the heirs, successors and representatives of the Indemnified Parties shall be entitled to the benefits of this Section 5.12.

                                   ARTICLE VI

                                   CONDITIONS

                  Section 6.1 Conditions to Each Party's Obligation to Effect the Transactions. The respective obligation of each party to effect the Transactions shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company or the Purchaser, as the case may be, on or prior to the Closing Date to the extent permitted by applicable law:

                  (a) The Stockholder Approval shall have been obtained in accordance with the DGCL and the Company's Certificate of Incorporation and By-Laws.

                  (b) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and no injunction, temporary restraining order, writ, decree or order of any nature of a court of competent jurisdiction shall be in effect enjoining, restraining or otherwise precluding consummation of any of the Transactions contemplated hereby; provided, in the case of a decree, injunction or other order, each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

                  (c) Any applicable waiting period (and any extension thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated and no action by the Department of Justice or FTC challenging or seeking to enjoin the consummation of any of the Transactions contemplated hereby shall have been instituted and be pending.

                  (d) The Company shall have received the opinion of Commerce Capital Markets, dated as of the date of the Proxy Statement (the "Fairness Opinion"), to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares is fair to the holders of the Shares from a financial point of view and the Fairness Opinion shall not have been withdrawn, revoked or annulled or adversely modified in any material respect through the Effective Time.

                  Section 6.2 Conditions to the Obligations of the Company to Effect the Transactions. The obligations of the Company to effect the Transactions shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company on or prior to the Closing Date to the extent permitted by applicable law:

                  (a) Each of the representations and warranties of the Purchaser set forth in this Agreement (without giving effect to any qualifiers as to "materiality" or "material" as set forth herein) shall be true and correct as of the date of this Agreement and (except those representations and warranties that address matters only as of a particular date which need be true and accurate as of such date) as of immediately before the Effective Time and the Company shall have received a certificate of an executive officer of the Purchaser, dated as of the Closing Date, to such effect; provided, however, that in no event shall Company be entitled to make a claim of breach of any representation or warranty of the Purchaser, if such breach is a Known Purchaser Breach.

                  (b) The Company shall have received, at or prior to the Closing, certified resolutions duly adopted by the Board of Directors and the stockholders of the Purchaser approving the Transactions contemplated hereby, the execution and delivery of this Agreement and all other necessary corporate action to enable the Purchaser to comply with the terms of this Agreement.

                  (c) The Purchaser shall have performed and complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing and the Company shall have received a certificate of an executive officer of Purchaser, dated as of the Closing Date, to such effect.

                  Section 6.3 Conditions to the Obligations of the Purchaser to Effect the Transactions. The obligations of the Purchaser to effect the Transactions shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Purchaser on or prior to the Closing Date to the extent permitted by applicable law:

                  (a) Each of the representations and warranties of the Company set forth in this Agreement (without giving effect to any qualifiers as to "materiality", "material" or "Material Adverse Effect" set forth therein) shall be true and correct as of the date of this Agreement and (except those representations and warranties that address matters only as of a particular date which need be true and accurate as of such date) as of immediately before the Effective Time to the extent that the cumulative effect of all such failures to be so true and correct would not reasonably be expected to have a Material Adverse Effect and the Purchaser shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, to such effect; provided, however, that in no event shall Purchaser be entitled to make a claim of breach of any representation or warranty of the Company, if such breach is a Known Company Breach.

                  (b) The Company shall have performed and complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing and the Purchaser shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, to such effect.

                  (c) The Purchaser shall have received, at or prior to the Closing, certified resolutions duly adopted by the Board of Directors of the Company approving the Merger, the execution and delivery of this Agreement and all other necessary corporate action to enable the Company to comply with the terms of this Agreement.

                  (d) Other than the filing of the Certificate of Merger in accordance with the DGCL, all Governmental Approvals required in connection with consummation of the Transactions shall have been obtained, been filed or have occurred, other than Governmental Approvals the failure of which to obtain, make or occur, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that a Governmental Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any Governmental Entity of any condition, requirement or restriction, or any other action directly or indirectly related to such grant taken by such Governmental Entity that (i) imposes any limitations on the Purchaser's ownership or operation (or that of any Subsidiary) of any portion of their or the Company's businesses or assets, or seeks to compel the Purchaser to dispose of or hold separate any portion of the business or assets of the Company or the Purchaser and their respective Subsidiaries, and (ii) would reasonably be expected to have a Material Adverse Effect.

                  (e) The total number of Dissenting Shares shall not exceed 5% of the outstanding shares of Company Common Stock at the Effective Time.

                  (f) There shall not have occurred since the date of the filing of the Company's report on Form 10-K for the fiscal year ended January 31, 2002, any Material Adverse Effect.

                  (g) The Purchaser shall have received, or be entitled to receive, the financing for the Transactions called for in the Financing Arrangements on the terms substantially as set forth in the Commitment Letters, the Revolver and the Commerce Consent, or in the alternative sources of financing, as referred to in Section 5.6 of this Agreement.

                                   ARTICLE VII

                                   TERMINATION

                  Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Stockholder
Approval:

                  (a) By the mutual written consent of the Purchaser and the Company;

                  (b) By either the Company or the Purchaser:

                      (i) if the Merger has not been consummated on or prior to September 30, 2002 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before such date;

                      (ii) if the stockholders of the Company fail to adopt this Agreement at the Special Meeting (including any postponement or adjournment thereof); or

                      (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action which temporarily, preliminarily or permanently restrains, enjoins or otherwise prohibits the Merger; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have first complied with its obligations under Section 5.5 hereof.

                  (c) By the Company:

                      (i) in connection with entering into a definitive agreement relating to a Superior Proposal as permitted by Section 5.2(b) hereof, provided the Company has complied with all provisions thereof, including the notice provisions therein;

                      (ii) if the Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Company to the Purchaser;

                      or

                  (d) By the Purchaser:

                      (i) if, the Company's Board of Directors or the Special Committee shall have (x) failed to make, withdrawn, modified or changed in a manner adverse to the Purchaser its approval or recommendation of this Agreement or the Merger, (y) made any recommendation with respect to a Superior Proposal other than a recommendation to reject such Superior Proposal, or (z) if the Company shall have executed a letter of intent, agreement in principle or definitive agreement relating to a Superior Proposal with a Person other than the Purchaser or its Affiliates; or

                      (ii) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Purchaser to the Company.

                  Section 7.2 Effect of Termination.

                  (a) In the event of the termination of this Agreement by any party hereto pursuant to the terms of this Agreement, (i) written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination of this Agreement is made, (ii) this Agreement shall be void and of no further force and effect, except that Sections
7.2 and 5.4(b) and Article IX hereof shall survive any termination of this Agreement, and (iii) there shall be no other liability on the part of the Purchaser or the Company, except for breach of this Agreement prior to such termination and except as set forth in Section 7.2(b) below.

                  (b) If the Company terminates this Agreement pursuant to
Section 7.1(c)(i) hereof, or if the Purchaser terminates this Agreement pursuant to Section 7.1(d)(i) hereof, then the Company shall pay to the Purchaser its Legal Fees. Notwithstanding the foregoing, no Legal Fees shall be payable if, at the time of such termination, the Purchaser is in material breach of its representations and warranties or fails to perform in any material respect its covenants or other agreements hereunder.

                                  ARTICLE VIII

                             RULES OF INTERPRETATION

                  Section 8.1 Rules of Interpretation.

                  (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

                  (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                  (c) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

                  (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                  (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

                  (f) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.


                                   ARTICLE IX

                                  MISCELLANEOUS

                  Section 9.1 Fees and Expenses. (a) Except as set forth in
Section 7.2(b), all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants and consultants, shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

                  Section 9.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after Stockholder Approval, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.

                  Section 9.3 Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement, or in connection with the transactions contemplated hereby and thereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service); (b) if mailed by certified or registered mail return receipt requested, three (3) Business Days after the aforesaid mailing; (c) if delivered by overnight courier (with all charges having been prepaid), on the second Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing); or (d) if delivered by facsimile transmission, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 9.3), or the refusal to accept same, the notice shall be deemed received on the Business Day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

                  (a)      if to the Purchaser, to:

                           Kayak Acquisition Corp.
                           c/o William A. Schwartz, Jr.
                           Glen Oaks Industrial Park
                           P.O. Box 124
                           Glendora, NJ 08029
                           Telephone No.: (856) 228-1000
                           Telecopy No.:  (856) 232-1842

                           with a copy to:

                           Sayles, Lidji & Werbner
                           4400 Renaissance Tower
                           1201 Elm Street
                           Dallas, Texas 75270
                           Attention:  Brian M. Lidji, Esq.
                           Telephone No.: (214) 939-8700
                           Telecopy No.:  (214) 939-8787

                           and with a copy to:

                           Ballard Spahr Andrews & Ingersoll, LLP
                           1735 Market Street
                           51st Floor
                           Philadelphia, PA 19103
                           Attention:  Gerald J. Guarcini, Esquire
                           Telephone No.: (215) 864-8625
                           Telecopy No.:  (215) 864-8999

                           if to the Company, to:

                           Grotech Capital Group, Inc.
                           9090 Deereco Road
                           Suite 800
                           Timonium, Maryland 21093

                           Attention:  Dennis J. Shaughnessy
                           Telephone No.: (410) 560-2000
                           Telecopy No.:  (410) 560-1910

                           with a copy to:

                           Piper Rudnick LLP
                           6225 Smith Avenue
                           Baltimore, Maryland 21209-3600
                           Attention:  Wilbert H. Sirota, Esq.
                           Telephone No.: (410) 580-3000
                           Telecopy No.:  (410) 580-3001

                  Section 9.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.

                  Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), constitutes the entire agreement and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except that the Indemnified Parties are intended beneficiaries of the covenants and agreements set forth in Section 5.12.

                  Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated herein are not affected in any manner materially adverse to any party hereto, after taking into account the mitigation contemplated by the next sentence. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

                  Section 9.7 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. THE PARTIES HERETO HEREBY ACKNOWLEDGE, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OF THE TRANSACTIONS AND ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

                  Section 9.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in

Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

                  Section 9.9 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions set forth in Section 9.2, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                  Section 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  Section 9.11 Transfer Taxes. Subject to Section 2.4(b)(ii), all liability for any transfer or other similar Taxes in connection with the consummation of any Transaction contemplated by this Agreement shall be borne by the Surviving Company.

                  Section 9.12 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time. This Section 9.12 shall not limit or affect any covenant or agreement of the parties which by its terms provides for performance after the Effective Time.

                  Section 9.13 Independent Counsel. Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

                  Section 9.14 Acknowledgement of Certain Relationships. Each of the parties acknowledges that there exist certain relationships between and among the Persons involved in the Transactions which may constitute conflicts of interest or potential conflicts of interest. By way of example and not limitation, George E. Norcross, III and William A. Schwartz, Jr., two of the Purchaser Stockholders, serve as members of the board of directors of Commerce Bancorp, Inc., whose wholly owned subsidiary, Commerce Bank, is expected to participate as lender in connection with the Financing

Arrangements. In addition, the Fairness Opinion to be delivered to the Company in connection with the Merger is expected to be rendered by Commerce Capital Markets, Inc., a wholly owned subsidiary of Commerce Bancorp, Inc., which has provided and continues to provide financial advisory services to the Company.

                            [Signature Pages Follow]

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                    KAYAK ACQUISITION CORP.


                                    By:            /s/
                                             ----------------------------
                                    Name:    William A. Schwartz, Jr.
                                    Title:   President

                                    U.S. VISION, INC.


                                    By:            /s/
                                             ----------------------------
                                    Name:    Carmen J. Nepa III
                                    Title:   Senior Vice President &
                                             Chief Financial Officer

                                   APPENDIX A


                                   DEFINITIONS

                  Capitalized terms used in this Agreement and not otherwise defined have the meanings set forth below. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

                  "Acquisition Proposal" shall mean any unsolicited proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

                  "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

                  "Balance Sheet" shall mean the balance sheet of the Company and its consolidated subsidiaries included in the Company's Annual Report on Form 10-K filed for the fiscal year ended January 31, 2002.

                  "Balance Sheet Date" shall mean the date of the Balance Sheet.

                  "Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in New York City, New York are authorized or required by law or executive order to remain closed.

                  "Certificate of Merger" shall have the meaning set forth in
Section 1.1 of this Agreement.

                  "Closing Date" shall mean the closing date referred to in
Section 1.3 of this Agreement.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Commerce Bank" shall have the meaning set forth in Section
4.7 of this Agreement.

                  "Commerce Consent" shall have the meaning set forth in Section
4.7 of this Agreement.

                  "Commerce Letter" shall have the meaning set forth in Section
4.7 of this Agreement.

                  "Commitment Letters" shall have the meaning set forth in
Section 4.7 of this Agreement.

                  "Company Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

                  "Company SEC Documents" shall mean each form, report, schedule, statement and other document required to be filed by the Company since January 31, 2000, under the Exchange Act or the Securities Act, as such are supplemented or amended since the time of filing, whether or not such supplement or amendment is required to be so filed, including any such as are filed after the date of the Agreement and prior to the Effective Time.

                  "Company Stock Option Plan" shall mean the 1996 Company Stock Option Plan, as amended by the First Amendment to Company Stock Option Plan dated as of June 22, 2000.

                  "Confidential Information" shall have the meaning set forth in
Section 5.4 of this Agreement.

                  "Converted Options" shall mean Options owned of record and beneficially by the Purchaser Stockholders.

                  "Converted Shares" shall mean the shares of Company Common Stock owned of record and beneficially by the Purchaser Stockholders.

                  "Department of Justice " shall mean the Antitrust Division of the U.S. Department of Justice.

                  "Disclosure Schedule" shall mean the disclosure schedule prepared and signed by the Company and attached to this Agreement as Exhibit A, as amended, updated or supplemented as contemplated by Section 5.11.

                  "Dissenting Shares" shall mean any Shares as to which the holder thereof has demanded payment with respect to the Merger and perfected his or her entitlement to dissenters' rights in accordance with Section 262 of the DGCL and as of the Effective Time has neither effectively withdrawn nor lost (through failure to perfect or otherwise) his or her right to such appraisal.

                  "Effective Time" shall mean the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in such Certificate of Merger.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations promulgated thereunder.

                  "Fairness Opinion" shall have the meaning set forth in Section 6.1(d) of this Agreement.

                  "Financing Arrangements" shall have the meaning set forth in
Section 4.7 of this Agreement.

                  "FTC" shall mean the U.S. Federal Trade Commission.

                  "GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time.

                  "Governmental Approvals" shall mean any consents, approvals, permits, authorizations, confirmations and actions of, filings or registrations with or notices to any Governmental Entity under any applicable laws, statutes, rules, regulations, orders, decrees, administrative or judicial directives.

                  "Governmental Entity" shall mean any U.S. or foreign federal, state or local court, administrative agency or commission or other governmental or other regulatory agency, authority or commission.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Indemnified Parties" shall have the meaning set forth in
Section 5.12 of this Agreement.

                  "Knowledge" of any Person means actual knowledge, without inquiry, with respect to the particular fact or matter in question. The Company will be deemed to have "Knowledge" of a particular fact or matter only if a member of the Special Committee, has Knowledge of such fact or matter. The Purchaser will be deemed to have "Knowledge" of a particular fact or matter only if it or any of its Subsidiaries or Affiliates or any of their respective officers or directors has Knowledge of such fact or matter or if any of the Purchaser Stockholders has Knowledge of such fact or matter.

                  "Known Company Breach" shall mean any fact or matter (i) which Purchaser has Knowledge of as of the date of this Agreement, (ii) which has caused or constitutes a breach of or inaccuracy in any of the Company's representations or warranties included in Article III as of the date of this Agreement, and (iii) of which the Company has no Knowledge.

                  "Known Purchaser Breach" shall mean any fact or matter (i) which Company has Knowledge of as of the date of this Agreement, (ii) which has caused or constitutes a breach of or inaccuracy in any of the Purchaser's representations or warranties incurred in Article IV as of the date of this Agreement, and (iii) of which the Purchaser has no Knowledge.

                  "Leases" shall mean any leases to which the Company or any of its Subsidiaries is a party relating to the lease of real property by the Company or any of its Subsidiaries.

                  "Legal Fees" shall mean actual legal fees and expenses of the Purchaser's legal counsel in connection with the Transactions, in an amount not to exceed $250,000.00

                  "Liens" shall mean, other than Permitted Liens, any liens, mortgages, security interests, pledges, options, charges, claims or encumbrances of any kind (including any agreement to give any of the foregoing).

                  "Material Agreement" shall mean any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any Subsidiary is a party or by which any of them or any of their properties or assets is bound that is or would be required to be filed as an exhibit to the Company's most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q pursuant to the requirements of Item 601 of Regulation S-K.

                  "Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, prospects, assets, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole, provided that any changes or effects which are due directly to the following items will not constitute a Material Adverse Effect: (i) changes in GAAP; (ii) changes in the U.S. economy or financial markets which do not affect the Company in a disproportionate manner as compared with companies of a similar size in the retail optical industry; or (iii) changes in the retail optical industry which do not affect the Company in a disproportionate manner as compared with companies of a similar size in the retail industry.

                  "Merger" shall have the meaning set forth in the recitals hereto.

                  "Merger Consideration" shall have the meaning set forth in
Section 2.2(a) of this Agreement.

                  "Net Amount" shall mean the amount paid to the holder of an Option as provided in Section 2.3(a)(i)(B) and the amount paid to the holder of a Warrant as provided in Section 2.3(c) of this Agreement.

                  "Options" shall mean the options to purchase shares of Company Common Stock which have been granted by the Company or a Subsidiary (or its predecessor in interest) pursuant to the Company Stock Option Plan.

                  "Outside Date" shall have the meaning set forth in Section 7.1(b)(i) of this Agreement.

                  "Paying Agent" shall mean the bank or trust company designated by the Purchaser to act as agent for the holders of the Shares pursuant to
Section 2.4(a) of this Agreement.

                  "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company and its Subsidiaries, taken as a whole, (iv) any Lien securing an obligation of the Purchaser, (v) real estate Taxes, assessments and water and sewer charges that are a Lien, but not yet due and payable, (vi) any Liens that are to be discharged or satisfied by the Company or any of its Subsidiaries at or prior to Closing, (vii) any Lien to which any Leases, where the Company or any of its Subsidiaries is a lessee, is subject or subordinate, (viii) any covenant, condition, restriction or easement which encumbers any of the real property owned by the Company or any of its Subsidiaries which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company and its Subsidiaries, taken as a whole, (ix) anything an accurate survey of any of the real property owned by the Company or any of its Subsidiaries or real property records of any Governmental Entity would disclose, provided that neither the value nor the use of such Real Property is materially and adversely affected, (x) Liens disclosed in any Company SEC Documents, (xi) Liens incurred in the ordinary course of business, and (xii) zoning, building and other similar restrictions.

                  "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

                  "Principal Stockholders" has the meaning set forth in the recitals hereof.

                  "Proxy Statement" shall mean the proxy statement, letter to stockholders, notice of meeting, and form of proxy to be filed by the Company with the SEC pursuant to Section 5.3(a) of this Agreement, together with all amendments and supplements thereto and including the exhibits thereto.

                  "Purchaser Common Stock" shall mean the common stock, par value $0.01 per share, of the Purchaser.

                  "Purchaser Disclosure Schedule" shall mean the disclosure schedule prepared and signed by the Purchaser and attached to this Agreement as Exhibit B.

                  "Purchaser Stockholders" shall mean George E. Norcross, III, Sandra T. Norcross, Joseph J. Roberts, Jr., Indiana Pacific Capital Trust, Philip A. Norcross, William A. Schwartz, Jr., George T. Gorman and Gayle E. Schmidt.

                  "Revolver" shall have the meaning set forth in Section 4.7 of this Agreement.

                  "Schedule 13E-3" has the meaning set forth in Section 3.6(b) of this Agreement.

                  "SEC" shall mean the United States Securities and Exchange Commission.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, and the applicable rules and regulations promulgated thereunder.

                  "Shares" shall mean shares of Company Common Stock, other than the Treasury Shares, the Converted Shares, the Dissenting Shares, if any, and shares of Company Common Stock owned by the Purchaser, if any.

                  "Special Committee" has the meaning set forth in the recitals hereof.

                  "Special Meeting" shall mean the special meeting referred to in Section 5.3 of this Agreement.

                  "Stockholder Approval" shall have the meaning set forth in
Section 3.5 of this Agreement.

                  "Subordinated Note" shall mean a subordinated unsecured note of the Surviving Company with the terms established by the Surviving Company.

                  "Subsidiary" shall mean any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by the Person or by any one or more of its Subsidiaries, or by the Person and one or more of its Subsidiaries or (b) the Person or any other Subsidiary of the Person is a general partner (excluding any such partnership where the Person or any Subsidiary of the Person does not have a majority of the voting interest in such partnership).

                  "Superior Proposal" shall mean any proposal by a third party to acquire, directly or indirectly, including pursuant to a tender offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than fifty (50%) percent of the combined voting power of the Shares then outstanding or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, which satisfies both subsection (x) and subsection (y) of Section 5.2(a).

                  "Surviving Company Common Stock" shall mean the common stock, par value $.01 per share, of the Surviving Company.

                  "Tax" or "Taxes" shall mean any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

                  "Term Loan" shall have the meaning set forth in Section 4.7 of this Agreement.

                  "Transactions" shall mean the Merger and the other transactions provided for or contemplated by this Agreement.

                  "Treasury Shares" shall mean Company Common Stock held in treasury by the Company or any Subsidiary of the Company.

                  "Vendor A" shall have the meaning set forth in Section 4.7 of this Agreement.

                  "Vendor A Letter" shall have the meaning set forth in Section
4.7 of this Agreement.

                  "Vendor B" shall have the meaning set forth in Section 4.7 of this Agreement.

                  "Vendor B Letter" shall have the meaning set forth in Section
4.7 of this Agreement.

                  "Voting Debt" shall mean indebtedness having general voting rights and debt convertible into securities having such rights.

                  "Warrants" shall mean any warrants to purchase shares of Company Common Stock which have been granted by the Company (or its predecessor in interest).

                  "Wholly-Owned Company Subsidiary" shall mean a Subsidiary that is directly or indirectly wholly-owned by the Company.